Exhibit 99.2

[PREMCOR GRAPHIC APPEARS HERE]

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.

1700 East Putnam

Suite 400

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR ANNOUNCES FIRST QUARTER 2004 RESULTS

OLD GREENWICH, Connecticut, April 29, 2004—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations excluding special items of $52.8 million, or $.70 per share, for its first quarter ended March 31, 2004, compared to net income from continuing operations excluding special items of $55.4 million, or $.80 per share, in the first quarter of 2003. Including the impact of special items and the loss from discontinued operations, Premcor reported net income of $49.7 million, or $.66 per share, for the first quarter ended March 31, 2004, compared to net income of $37.5 million, or $.54 per share, in the first quarter of 2003.

The company believes the special items shown below are not indicative of its core operating performance. The company’s Board of Directors typically excludes these items and stock option compensation expense in determining incentive compensation. A reconciliation of special items to the company’s results reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts, unaudited):

	First quarter ended March 31,
	2004		2003
	Net Income	Per Share	Net Income	Per Share
Net income from continuing operations excluding special items	$52.8	$0.70	$55.4	$0.80
Special items:
Refinery restructuring and other charges, net of $1.8 and $5.7 tax benefit(1)	(2.8)	(0.04)	(9.3)	(0.14)
Loss on extinguishment of debt, net of $2.7 tax benefit(2)	—	—	(4.3)	(0.06)

Net income from continuing operations	50.0	0.66	41.8	0.60
Loss from discontinued operations	(0.3)	—	(4.3)	(0.06)

Net income available to common stockholders	$49.7	$0.66	$37.5	$0.54

(1)	First quarter of 2004 included a pretax charge totaling $4.6 million, consisting of $4.0 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $0.6 million related to non-operating assets. First quarter of 2003 special items included a pretax charge of $16.6 million relating to the disposition of the company’s Hartford, Illinois refinery assets and a $1.6 million pretax reduction in the reserve the company established last year for the restructuring of its corporate office activities.
(2)	First quarter of 2003 special items included a pretax loss of $7.0 million on the early retirement of debt.

Commenting on first quarter results, Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “The results reflect strong refining margins in our Gulf Coast and Midwestern markets offset by heavy turnaround activity. Crude oil throughputs at Port Arthur were lower due to 36 days of scheduled turnaround maintenance and 14 days of unscheduled downtime. Our Lima refinery was taken out of service on March 5th for a plant-wide turnaround and maintenance program that also included work necessary for the Tier II gasoline project. Lima will be the last of our three refineries to complete the investment required to meet the new sulfur standards. We currently produce gasoline under the new EPA sulfur standards at our Port Arthur and Memphis refineries. The Lima turnaround continued through April 10th. We also had an unscheduled shutdown of the crude unit at Port Arthur lasting 10 days during April.”

Looking ahead, O’Malley said, “The month of April is ending with extraordinarily high refining margins, evidenced by a Gulf Coast 2-1-1 crack of $6.03 and a Chicago 3-2-1 crack of $9.99. The differential between light and heavy crude is substantial with WTI/Maya trading at a differential of about $9/barrel for the month of April to date. If differentials and cracks continue at these levels, and we avoid additional capacity loss due to unscheduled maintenance, we should exceed Wall Street’s current First Call estimates of $0.91 for earnings per share, on our current asset base, excluding any contribution from Delaware City, and excluding special items.

O’Malley went on to say, “The Delaware City Refinery acquisition is expected to close May 1. We have obtained all the required permits and satisfied all the conditions necessary to complete the purchase of the refinery. We have also completed three major financing transactions for the continued improvement of our capital structure and for the purchase of the Delaware City refinery complex. In April, we expanded our senior secured credit facility to $1.0 billion from $785 million, and completed common stock and senior notes offerings. The $890 million in net proceeds from the common stock and senior notes offerings will be used, in part, to purchase the Delaware City refinery complex. We look forward to the closing and the successful integration of the Delaware City assets into our refining system. We expect this refinery to be profitable from day one.”

As for operations, O’Malley commented that, “Currently, the Port Arthur total throughput rate, including intermediate feedstocks, is running at 255,000 bpd; Lima is at 158,000 bpd; and Memphis is at 171,000 bpd. Throughput rates, including intermediate feedstocks, for the entire second quarter, after scheduled maintenance and the unscheduled downtime on the crude unit at Port Arthur should average, approximately as follows: Port Arthur at 240,000 bpd; Lima at 140,000 bpd; and Memphis at 165,000 bpd. We plan to run the Delaware City refinery at 175,000 bpd starting May 1.”

The company’s regular conference call concerning the quarters’ results will be webcast live today at 11:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. Web site at www.premcor.com. Slides for the conference call will also be included on the Investor Relations section of our Web site.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Michelle Kilic, (203) 698-5921 (Investors)

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31,
(in millions except per share amounts, unaudited)	2004	2003*
Net sales and operating revenues	$2,551.7	$1,968.9
Cost of sales	2,234.5	1,701.5

Gross margin	317.2	267.4
Operating expenses	147.0	117.2
General and administrative expenses	17.6	11.7
Stock-based compensation	4.9	4.3
Depreciation and amortization	34.1	24.1
Restructuring and other charges	4.6	15.0

Operating income	109.0	95.1
Interest and finance expense, net	(29.6)	(25.3)
Loss on extinguishment of long-term debt	—	(7.0)
Income tax provision	(29.4)	(21.0)

Income from continuing operations	50.0	41.8
Loss from discontinued operations, net of tax	(0.3)	(4.3)

Net income	$49.7	$37.5

Net income per common share (fully-diluted):
Income from continuing operations	$0.66	$0.60
Discontinued operations	(0.00)	(0.06)

Net income	$0.66	$0.54

Weighted average common shares outstanding (in millions)	75.7	69.6

*  2003 revenues and cost of sales have been reclassified to reflect the 4th quarter 2003 application of EITF
03-11. The reclassification had no effect on previously reported operating income or net income.

Summarized Balance Sheet Information	March 31, 2004	December 31, 2003
Cash and short-term investments:
Premcor Inc.	$54.3	$52.8
Premcor USA Inc.	1.6	1.2
The Premcor Refining Group Inc.	327.5	378.6

Consolidated cash and short-term investments	383.4	432.6
Cash restricted for debt service	54.9	66.6
Other working capital	398.3	360.9
Total assets	3,519.3	3,715.3
Long-term debt, including current maturities:
Premcor USA Inc.	10.3	10.3
The Premcor Refining Group Inc.	1,431.8	1,441.8

Consolidated long-term debt	1,442.1	1,452.1
Total common stockholders’ equity	1,201.1	1,145.2

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31,
(unaudited)	2004	2003

Selected Volumetric and Per Barrel Data
Production (Mbbls per day)	494.3	445.2
Crude unit throughput (Mbbls per day)	456.9	430.1
Total throughput (Mbbls per day)	481.3	436.5
Total throughput (millions of barrels)	43.8	39.3
Per barrel of total throughput:
Gross margin	$7.24	$6.81
Operating expenses	3.36	2.98

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$35.25	$34.13
Crack Spreads:*
Gulf Coast 2/1/1	5.39	5.51
Chicago 3/2/1	6.98	6.42
Crude Oil Differentials:
WTI less Maya (heavy sour)	9.36	7.62
WTI less WTS (sour)	3.48	3.61
WTI less Dated Brent (foreign)	3.28	2.60
Natural Gas (per mmbtu)	5.39	6.05

*  Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of conventional gasoline and high sulfur diesel fuel produced, priced in their respective regional market.

Premcor Inc. and Subsidiaries

Earnings Release

	First quarter ended March 31, 2004
Selected Refinery Data (unaudited)	Port Arthur	Lima	Memphis	Price Risk Results	Total

Operating results (dollars in millions):
Gross margin:
Gulf Coast 2/1/1	$108.9	$—	$75.4	$—	$184.3
Chicago 3/2/1	—	67.0	—	—	67.0
Throughput differentials to benchmark	137.9	(4.3)	(17.0)	—	116.6
Product differentials to benchmark	(50.0)	(14.5)	19.6	—	(44.9)
Price risk results	—	—	—	(5.8)	(5.8)

Realized gross margin	196.8	48.2	78.0	(5.8)	317.2
Operating expenses	(80.0)	(31.3)	(35.7)	—	(147.0)

Net refining margin	$116.8	$16.9	$42.3	$(5.8)	$170.2

Depreciation and amortization	$17.5	$10.3	$3.6	$—	$31.4

Per barrel of throughput (in dollars): (Based on total throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$5.39	$—	$5.39	$—	$4.21
Chicago 3/2/1	—	6.98	—	—	1.53
Throughput differentials to benchmark	6.82	(0.45)	(1.22)	—	2.66
Product differentials to benchmark	(2.48)	(1.51)	1.40	—	(1.03)
Price risk results	—	—	—	(0.13)	(0.13)

Realized gross margin	9.74	5.02	5.58	(0.13)	7.24
Operating expenses	(3.96)	(3.26)	(2.55)	—	(3.36)

Net refining margin	$5.78	$1.76	$3.03	$(0.13)	$3.89

Depreciation and amortization	$0.87	$1.07	$0.26	$—	$0.72

Calculation Methodology:

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is the actual delivered cost of refinery feedstocks and a daily valuation of actual refinery production at market. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this inherent price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, we have separately identified the financial effects of this price risk, net of any risk mitigation activities, under the caption “price risk results”. As a result of this methodology, together with certain necessary allocations, the individual refinery realized gross margins presented here do not reflect the results that would be reported if separately accounted for in accordance with GAAP. The Company believes that this individual refinery and price risk information is helpful in understanding our overall operating results.

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended March 31, 2004
Selected Volumetric Data	Port
(in thousands of barrels per day, unaudited)	Arthur	Lima	Memphis	Total

Throughput:
Crude unit throughput:
Sweet crude oil	6.3	100.3	143.4	250.0
Light/Medium sour crude oil	4.3	6.0	—	10.3
Heavy sour crude oil	196.6	—	—	196.6

Total crude unit throughput	207.2	106.3	143.4	456.9
Other throughputs	14.9	(0.8)	10.3	24.4

Total throughput	222.1	105.5	153.7	481.3

Total throughput, in millions of barrels	20.2	9.6	14.0	43.8

Production:
Light products:
Conventional gasoline	69.3	61.9	61.0	192.2
Premium and reformulated gasoline	21.8	5.5	8.5	35.8
Diesel fuel	57.7	14.5	49.4	121.6
Jet fuel	20.8	16.9	24.5	62.2
Other products / blendstocks, net	36.9	4.9	5.6	47.4

Total light products	206.5	103.7	149.0	459.2
Petroleum coke and sulfur	26.1	2.5	0.2	28.8
Residual oil	—	1.1	5.2	6.3

Total production	232.6	107.3	154.4	494.3